UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2022

Ultragenyx Pharmaceutical Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36276	27-2546083
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Leveroni Court
Novato, California		94949
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 415 483-8800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	RARE	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On July 15, 2022, Ultragenyx Pharmaceutical Inc. (the “Company”) entered into a Unit Purchase Agreement (the “Purchase Agreement”) with GeneTx Biotherapeutics LLC (“GeneTx”), the Unitholders (as defined in the Purchase Agreement) and Deborah A. Guagliardo, solely in her capacity as a representative of the Unitholders, pursuant to which the Company purchased all the outstanding units of GeneTx. The closing of the transaction (the “Closing”) contemplated by the Purchase Agreement occurred on July 15, 2022 and following the Closing, GeneTx became a wholly owned subsidiary of the Company. The Company and GeneTx previously entered into a Program Agreement, dated as of August 13, 2019, and a Unitholder Option Agreement, dated as of August 13, 2019 and subsequently amended, pursuant to which, respectively, the parties agreed to collaborate on the development of GTX-102, an antisense oligonucleotide for the treatment of Angelman syndrome, and pursuant to which the Company received an exclusive option to acquire GeneTx.

In accordance with the terms of the Purchase Agreement, the Company acquired GeneTx for a purchase price of $75.0 million in cash, subject to customary adjustments for working capital and transaction expenses. The Company is also required to make milestone payments of up to $115.0 million in the aggregate to the Unitholders based on certain regulatory milestone events, including a milestone payment in an amount up to $30.0 million upon achievement of the earlier of a Phase 3 clinical study start and product approvals in Canada and the U.K, and commercial milestone payments of up to $75.0 million in the aggregate based on specified worldwide net product sales, if such milestones are achieved. In addition, the Company is required to pay tiered royalties ranging from a mid-single to low double-digit percentage based on the Company’s worldwide annual net sales of GTX-102 (as a single agent or in a combination product) and tiered royalties ranging from mid to high single-digit percentage based on the Company’s worldwide annual net sales of products other than GTX-102 that are covered by certain of GeneTx’s patents or are developed with, manufactured using, or practice GeneTx know-how. The Company is also required to pay an amount equal to either (i) 30% of the cash value of consideration received (net of certain specified fees and commissions) upon the sale by the Company of a priority review voucher awarded by the FDA in connection with a rare pediatric product application for GTX-102 (“PRV”) or (ii) $25.0 million if the Company chooses to retain the PRV.

The Purchase Agreement contains customary representations and warranties of the parties and provides for indemnification of the Company by the Unitholders, subject to customary limitations. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to the Purchase Agreement, and are subject to limitations set forth in the Purchase Agreement.

The foregoing description of the terms of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which the Company intends to file with the Securities and Exchange Commission (the “SEC”) as an exhibit to the Company’s Quarterly Report on Form 10-Q.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference in response to this Item 2.01.

Item 7.01 Regulation FD.

On July 18, 2022, the Company posted a presentation ("Presentation”) related to a program update for GTX-102 to its website at www.ultragenyx.com in the “Events and Presentations” subsection of the “Investors and Media” tab.

The information set forth under Item 7.01 and in the Presentation shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by specific reference in any such filing

Item 8.01 Other Events.

On July 18, 2022, the Company issued a press release announcing the acquisition of GeneTx and a program update, including interim data results from the Company’s ongoing Phase 1/2 study of GTX-102.

Item 9.01 Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.	Description
99.1	Press Release, dated July 18, 2022.
104	The cover page from the Company’s Current Report on Form 8-K dated July 15, 2022 formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ultragenyx Pharmaceutical Inc.

Date:	July 18, 2022	By:	/s/ Mardi C. Dier
Mardi C. Dier Executive Vice President & Chief Financial Officer